EXHIBIT 99.1

Kush Bottles Continues Expansion with Opening of New Regional Center in Washington State; New Facility Supports Growth, Expansion, Enhanced Customer Service

LOS ANGELES, July 26, 2016 (GLOBE NEWSWIRE) -- Kush Bottles, Inc. (OTCQB:KSHB), America’s premier supplier of packaging, accessories, and branding solutions for the legal cannabis industry, today announced that it has opened a new regional sales and distribution center in the Seattle area of Washington. This new facility in Woodinville, WA increases Kush Bottles’ footprint in the Pacific Northwest by more than 500%.

A video accompanying this release is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/91e95d2b-712a-468c-ba79-7496612a1297

The building contains over 13,000 square feet of warehouse and office space, which enables the Company to maintain a large inventory for immediate deliveries or pick-ups throughout Washington and Oregon – two of the Company’s four highest sales-volume states (along with California and Colorado) given these states’ relatively liberal cannabis legalization status.

Over time, the new facility’s vast office space will accommodate the hiring of up to 30 additional team members.  The dock high loading capabilities will also accommodate increased shipping and receiving. It is being equipped with advanced, automated inventory control and shipping technology to provide fast delivery throughout the Pacific Northwest and to accommodate rapid growth and expansion. Kush Bottles is also installing a Will Call Desk, which will allow customers to pick up their orders and pay with cash, check or credit card.

“We’re excited to upgrade our facility to keep up with the demand we’re seeing in the Pacific Northwest,” said Nicholas Kovacevich, Co-Founder and CEO of Kush Bottles. “Washington and Oregon are major markets for the legal cannabis industry and this new facility will be one of the largest in the region dedicating specifically to supplying cannabis businesses with customizable branded packaging solutions and other compliant products.”

“Kush Bottles continues to build a strong national sales and distribution foundation to support exponentially higher sales in 2017 and for many years beyond.  We’re proud of our superior product lines, unrivaled customer service, robust distribution network, large product selection, and convenient e-commerce and custom packaging platforms,” concluded Mr. Kovacevich.

Kush Bottles’ new Washington Regional Center will be located at 19510 144th Avenue NE, Woodinville, WA  98072.

Kush Bottles Continues Expansion Strategy and Goal of Gaining First-Mover Advantage as New States Pass Legislation Legalizing the Sale of Cannabis

Please visit the following short video clip to learn a tidbit of history about Kush Bottles, including footage of its facility in Orange County, California:  Kush Bottles: A Tiny Bit of History in the Making.  The Company’s new Washington facility is expected to mimic its existing Orange County facility.

About Kush Bottles, Inc.

Kush Bottles (OTCQB:KSHB) is a premier packaging supplier, offering certified child-resistant and custom-branded solutions in all states that permit medical or recreational cannabis use. With over 100 million bottles sold, the company is respected for its quality products, exceptional customer service, fast deliveries, and innovative custom design and branding solutions.

Kush Bottles is one of the few cannabis-focused businesses that is publicly traded and has demonstrated profitability and revenue growth without direct involvement with cannabis plants or extracts. The Company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, and Inc. Magazine. For more information, visit www.kushbottles.com or call (888)-920-5874.

Connect:
Website: www.kushbottles.com
Facebook: facebook.com/kushbottles
Twitter: twitter.com/kushbottles
Instagram: instagram.com/kushbottles
Blog: kushbottles.wordpress.com

Forward Looking Statement
This release includes forward-looking statements within the meaning of applicable securities laws. While these statements represent Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ. Risks and uncertainties include price volatility, product demand, competition, and other factors. Reader is cautioned not to place undue reliance on forward-looking statements, which reflect opinions only as of the date of the release. Company is not obligated to revise forward-looking statements in light of new information.

Investor/Media Contact:
Phillip Sugarman, Vice President, Investor Relations
Phone: 818-280-6800
psugarman@irpartnersinc.com